Exhibit 99.1

Press Release	GB&T BANCSHARES, INC. (NASDAQ - GBTB)

Company Release - 07/19/2005 18:17

GB&T Bancshares Reports Second Quarter Net Income

Declares Third Quarter Cash Dividend of $0.085

GAINESVILLE, Ga., July 19, 2005 (PRIMEZONE) — GB&T Bancshares, Inc. (Nasdaq:GBTB), a fast-growing multi-bank holding company operating six community banks in markets surrounding Atlanta, Georgia, reported second quarter 2005 net income of $1.4 million compared with $2.2 million reported for the second quarter of 2004. As previously announced, an additional $2.9 million provision was made to the Company’s loan loss reserves for the second quarter of 2005 due to the further impairment of an inherited single loan relationship originated through its wholly-owned subsidiary, Home Town Bank of Villa Rica (“HTB”) prior to acquisition. Management views this additional charge as an isolated event and believes that the Company’s business fundamentals remain strong. For the second quarter of 2005, loans increased 54.6 percent and core deposits increased 39.3 percent, resulting in 41.3 percent revenue growth compared with the prior-year quarter.

Diluted earnings per share for the second quarter of 2005 were $0.11 compared with $0.26 for the prior-year period. In addition to the $2.9 million provision mentioned above, the earnings per share comparison reflects a 48.0 percent increase in average diluted shares outstanding to 12,878,988 arising from shares issued in connection with three bank acquisitions over the past 12 months and a public offering of 1,651,680 shares of the Company’s common stock completed in the fourth quarter of 2004.

For the first six months of 2005, the Company reported net income of $4.4 million compared with $4.5 million for the prior-year period. Current year-to-date results were negatively impacted by the loan loss provision mentioned above, which offset revenue growth of 36.5 percent. Diluted earnings per share for the first six months of 2005 were $0.35 versus $0.52 for the prior-year period. The per share comparison reflects the additional provision in addition to a 45.0 percent increase in average diluted shares outstanding to 12,570,769 arising from shares issued in connection with the three bank acquisitions and the public offering.

At a meeting held on July 18, 2005, the board of directors of GB&T Bancshares declared a third quarter cash dividend of $0.085 per share on the Company’s common stock. The declared dividend is payable on August 10, 2005 to shareholders of record as of the close of business on July 29, 2005.

The annualized returns on average assets (“ROA”) and average equity (“ROE”) for the second quarter of 2005 were 0.37 percent and 2.76 percent, respectively, compared with 0.91 percent and 9.05 percent for the prior-year second quarter. Adjusted to exclude intangibles, the annualized return on average tangible assets (“ROTA”) and average tangible equity (“ROTE”) were 0.39 percent and 4.37 percent, respectively, for the second quarter of 2005 compared with 0.94 percent and 13.53 percent for the prior-year second quarter.

Richard A. Hunt, President and CEO, commented, “We believe we took the appropriate action this quarter to bolster our loan loss reserve to adjust for the deterioration in this inherited loan. Apart from the increased provision, we are extremely pleased with our operating results. Our three latest acquisitions combined with strong organic growth have generated outstanding revenue growth. Moreover, we achieved significant gains in operating efficiency, as evidenced by a 619 basis point improvement in our current quarter efficiency ratio compared with the prior-year period. We anticipate these positive trends continuing as we selectively expand our franchise into attractive, growing Georgia communities.”

Total revenue, defined as net interest income plus non-interest income, was $17.0 million for the second quarter of 2005, an increase of 41.3 percent over the $12.1 million reported in the second quarter of 2004. Since the second quarter of 2004, net interest income increased 55.0 percent, to $14.1 million, reflecting a 49.3 percent growth in average earning assets and a 14 basis point increase in the net interest margin to 4.23 percent. Mr. Hunt noted, “Our margin is in line with our expectations and we are pleased with its improvement since the second quarter of 2004. We experienced a six basis point margin decline from the first quarter of 2005 primarily as a result of securing longer term funding. We expect this will be positive to our margin over time.”

Non-interest income for the second quarter of 2005 was $2.9 million, virtually unchanged from the prior-year quarter. Excluding gains from the sale of investment securities in the second quarter of 2004, non-interest income increased 11.9 percent. Service charges on deposit accounts, up $165,000 or 11.1 percent, represented the largest dollar increase in fee income, followed by mortgage origination fees, up $147,000 or 28.8 percent.

Non-interest expense was well-controlled, and was outpaced by both asset growth and revenue growth. Non-interest expense was $11.3 million in the second quarter of 2005, an increase of 33.0 percent over the $8.5 million reported for the second quarter of 2004. Salaries and employee benefits expense, the largest component of non-interest expense, increased 32.9 percent; the number of full-time equivalent employees increased 20.6 percent, primarily as a result of the three recent acquisitions. GB&T Bancshares’ efficiency ratio improved to 66.21 percent for the second quarter of 2005 from 72.40 percent for the prior-year second quarter.

Mr. Hunt commented that asset quality remains sound, despite the deterioration of the single inherited relationship mentioned above. Nonperforming assets decreased during the quarter due to foreclosure and charge-offs as the Company managed existing problem loans to resolution. No material nonperforming assets were added during the quarter. Nonperforming assets at June 30, 2005 were $9.9 million or 0.65 percent of assets compared with $12.0 million or 0.82 percent at March 31, 2005 and $5.0 million or 0.50 percent of assets at June 30, 2004. Annualized net charge-offs for the second quarter of 2005 were 0.61 percent of average loans compared with 0.14 percent for the first quarter of 2005 and 0.19 percent for the second quarter of 2004. Loan loss reserves at June 30, 2005 were 1.26 percent of total loans. Mr. Hunt continued, “As stated previously, we believe the deterioration in this HTB loan relationship is an isolated event, not representative of HTB’s loan portfolio or our Company’s loan portfolio as a whole.”

Total assets were approximately $1.5 billion at June 30, 2005, an increase of $532.4 million, or 53.2 percent, from June 30, 2004. The FNBG Bancshares, Inc., Lumpkin County Bank and Southern Heritage Bancorp, Inc. acquisitions accounted for $349.3 million or 65.6 percent of the increase. Excluding these three acquisitions, organic growth during this same period was $183.1 million or 18.3 percent. Loans rose $407.3 million or 54.6 percent to $1.2 billion at June 30, 2005 compared with the prior-year second quarter. Exclusive of the three acquisitions, which accounted for $249.8 million of this increase, loans grew $157.5 million, or 21.1 percent. Total deposits increased to $1.2 billion, up $380.7 million or 48.9 percent from year-ago levels. Excluding the acquisitions, total deposits increased $106.9 million, or 13.7 percent.

Shareholders’ equity at June 30, 2005 was $201.3 million, a twelve-month increase of $101.8 million, or 102.4 percent, reflecting the impact of the three bank acquisitions and public offering mentioned above . Shareholders’ equity was 13.1 percent of period-end assets. The Company had 12,732,172 shares of common stock outstanding at June 30, 2005.

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating six community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South and First National Bank of Gwinnett. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. As of June 30, 2005, GB&T Bancshares had assets of $1.5 billion, with 26 branches located in 11 Georgia counties. GB&T Bancshares’ common stock is listed on the Nasdaq National Market under the symbol “GBTB.” Visit the Company’s website www.gbtbancshares.com for additional information about GB&T.

Forward-Looking Statements

Some of the statements in this press release, including, without limitation, statements regarding projected growth , our efficiency, loan loss reserves, loan portfolio, net interest margin, revenue growth and other statements regarding our future results of operations are “forward-looking statements” within the meaning of the federal securities laws. In addition, when we use words like “anticipate”, “believe”, “intend”, “expect”, “estimate”, “could”, “should”, “will”, and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our current beliefs and assumptions. Factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements include, among others, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins or the volumes or values of loans held or made by us; (3) general economic conditions may be less favorable than expected (both generally and in our markets), resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; (4) economic, governmental or other factors may prevent the projected population and commercial growth in the counties in which we operate; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which we are engaged; (6) costs or difficulties related to the integration of our businesses may be greater than expected; (7) deposit attrition, customer loss or revenue loss following the acquisitions may be greater than expected; (8) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than us; and (9) adverse changes may occur in the equity markets. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements contained in this release.

G B & T Bancshares Inc.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	(Dollars in thousands except per share amounts)
	2nd Qtr 2005	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004

EARNINGS
Net interest income	$14,120	12,746	11,716	10,610	9,110
Provision for loan loss	$3,822	482	465	332	325
Other income	$2,906	2,757	3,238	2,699	2,942
Other expense	$11,273	10,595	9,901	9,456	8,475
Net income	$1,388	3,011	2,975	2,400	2,233
Non-recurring income/expense (after-tax)	$0	0	230	127	0
Operating income	$1,388	3,011	2,745	2,527	2,233

PER SHARE DATA
Basic earnings per share	$0.11	0.25	0.28	0.25	0.26
Diluted earnings per share	$0.11	0.25	0.27	0.25	0.26
Operating diluted earnings per share	$0.11	0.25	0.25	0.26	0.26
Book value per share	$15.81	15.77	14.84	13.57	11.57
Tangible book value per share	$9.97	9.90	10.19	8.11	7.75
Cash dividend per share	$0.085	0.076	0.076	0.076	0.076

PERFORMANCE RATIOS
Return on average assets	0.37%	0.91%	0.95%	0.84%	0.91%
Return on average tangible assets	0.39%	0.95%	0.99%	0.88%	0.94%
Return on average equity	2.76%	6.65%	7.74%	7.80%	9.05%
Return on average tangible equity	4.37%	9.98%	12.06%	12.72%	13.53%
Net interest margin	4.23%	4.29%	4.19%	4.15%	4.09%
Other expense/ Average assets	3.02%	3.19%	3.16%	3.33%	3.44%
Efficiency Ratio	66.21%	68.35%	67.90%	69.51%	72.40%
Other income/ Total operating revenue	17.07%	17.78%	19.65%	20.28%	22.18%

MARKET DATA
Market value per share - Period end	$23.76	21.66	24.12	22.06	23.90
Market as a % of book	1.50	1.37	1.63	1.63	2.07
Cash dividend yield	1.43%	1.40%	1.26%	1.38%	1.27%
Common stock dividend payout ratio	77.27%	30.40%	28.15%	30.40%	29.23%
Period-end common shares outstanding (000)	12,732	12,641	11,772	10,052	8,593
Common stock market capitalization ($ Millions)	$302.52	273.81	283.95	221.74	205.37

CAPITAL & LIQUIDITY
Equity to assets	13.13%	13.56%	13.71%	11.23%	9.94%
Period-end tangible equity to tangible assets	8.70%	8.97%	9.84%	7.03%	6.88%
Total risk- based capital ratio	not available	14.70%	16.27%	12.95%	11.66%
Average loans to deposits	100.57%	101.38%	97.99%	96.09%	95.54%

ASSET QUALITY
Net charge- offs	$1,707	346	666	132	342
(Ann.) Net loan charge-offs/ Average loans	0.607%	0.140%	0.285%	0.062%	0.186%
Non-performing loans	$6,811	10,213	10,059	4,905	2,511
OREOs	$2,965	1,451	620	1,240	1,368
90-day past dues	$126	364	328	1,110	1,096
NPAs + 90-day past due/ Total assets	0.65%	0.82%	0.86%	0.60%	0.50%
Allowance for loan losses/ Total loans	1.26%	1.13%	1.16%	1.25%	1.21%
Allowance for loan losses/ NPA’s + 90 days past due	147.25%	103.64%	100.49%	155.23%	180.64%

END OF PERIOD BALANCES
Total loans, net of un- earned fees	$1,152,737	1,099,344	955,880	904,407	745,437
Total assets	$1,532,935	1,470,574	1,274,136	1,215,373	1,000,519
Deposits	$1,159,109	1,096,190	928,603	940,867	778,364
Stockholders’ equity	$201,269	199,367	174,715	136,440	99,431
Full-time equivalent employees	463	457	453	440	384

AVERAGE BALANCES
Loans	$1,128,442	1,004,588	928,935	840,569	738,092
Total earning assets	$1,338,276	1,204,489	1,111,717	1,016,482	896,534
Total assets	$1,498,217	1,347,362	1,246,184	1,130,820	990,519
Deposits	$1,122,061	990,944	947,975	874,783	772,587
Stockholders’ equity	$201,727	183,586	152,932	122,336	99,254

The following table provides a detailed analysis of Non-GAAP measures.

Reconciliation Table

(Dollars in thousands)

	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
	2005	2005	2004	2004	2004
Book value per share	$15.81	15.77	14.84	13.57	11.57
Effect of intangible assets per share	$(5.84)	(5.87)	(4.65)	(5.46)	(3.82)
Tangible book value per share	$9.97	9.90	10.19	8.11	7.75

Return on average assets	0.37%	0.91%	0.95%	0.84%	0.91%
Effect of intangible assets	0.02%	0.04%	0.04%	0.04%	0.03%
Return on average tangible assets	0.39%	0.95%	0.99%	0.88%	0.94%

Return on average equity	2.76%	6.65%	7.74%	7.80%	9.05%
Effect of intangible assets	1.61%	3.33%	4.32%	4.93%	4.48%
Return on average tangible equity	4.37%	9.98%	12.06%	12.72%	13.53%

Equity to assets	13.13%	13.56%	13.71%	11.23%	9.94%
Effect of intangible assets	-4.43%	-4.59%	-3.88%	-4.20%	-3.06%
Period-end tangible equity to tangible assets	8.70%	8.97%	9.84%	7.03%	6.88%

GB&T Bancshares, Inc.  and Subsidiaries

Consolidated Statements of Condition

	6/30/2005	6/30/2004
	(Unaudited)	(Unaudited)
Assets (in thousands):
Cash and due from banks	$31,934	$19,090
Interest-bearing deposits in banks	5,849	961
Federal funds sold	13,702	9,631
Securities available-for-sale	194,509	146,429
Restricted equity securities, at cost	9,003	5,388

Loans, net of unearned income	1,152,737	745,437
Less allowance for loan losses	14,581	8,987
Loans, net	1,138,156	736,450

Premises and equipment, net	37,335	26,454
Goodwill and intangible assets	74,376	32,825
Other assets	28,071	23,291
Total assets	$1,532,935	$1,000,519

Liabilities and Stockholders’ Equity (in thousands):

Deposits:
Non interest-bearing	$156,486	$94,548
Interest-bearing	1,002,623	683,816
Total deposits	1,159,109	778,364
Federal funds purchased and securities sold under repurchase agreements	28,664	17,259
Federal Home Loan Bank advances	101,787	77,458
Other borrowings	649	2,234
Other liabilities	11,559	10,309
Subordinated debt	29,898	15,464
Total liabilities	1,331,666	901,088

Stockholders’ equity:
Capital stock	163,999	68,825
Retained earnings	37,976	31,594
Accumulated other comprehensive income (loss)	(706)	(988)
Total stockholders’ equity	201,269	99,431
Total liabilities and stockholders’ equity	$1,532,935	$1,000,519

GB&T BANCSHARES, INC.  AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004
		(Dollars in thousands,
		except per share amounts)
Interest income:
Loans, including fees	$20,024	$11,903	$36,983	$23,548
Taxable securities	1,777	1,040	3,476	2,025
Nontaxable securities	165	186	330	370
Federal funds sold	57	33	103	60
Interest-bearing deposits in banks	6	7	16	8
Total interest income	22,029	13,169	40,908	26,011

Interest expense:
Deposits	6,268	3,005	10,899	5,908
Federal funds purchased and securities sold under repurchase agreements	153	45	308	93
Federal Home Loan Bank advances	991	801	1,865	1,601
Other borrowings	497	208	970	413
Total interest expense	7,909	4,059	14,042	8,015
Net interest income	14,120	9,110	26,866	17,996

Provision for loan losses	3,822	325	4,304	609

Net interest income after provision for loan losses	10,298	8,785	22,562	17,387

Other income:
Service charges on deposit accounts	1,652	1,487	3,164	2,881
Mortgage origination fees	658	511	1,123	971
Insurance commissions	146	157	293	301
Gain on sale of securities	—	346	1	609
Other operating income	450	441	1,082	1,079
Total other income	2,906	2,942	5,663	5,841

Other expense:
Salaries and employee benefits	6,566	4,940	12,881	9,873
Occupancy and equipment expenses, net	1,578	1,204	3,017	2,426
Other operating expenses	3,129	2,331	5,970	4,524
Total other expense	11,273	8,475	21,868	16,823
Income before income taxes	1,931	3,252	6,357	6,405

Income tax expense	543	1,019	1,958	1,942
Net income	$1,388	$2,233	$4,399	$4,463
Earnings per share:
Basic	$0.11	$0.26	$0.36	$0.52
Diluted	$0.11	$0.26	$0.35	$0.52

Weighted average shares
Basic	12,687	8,556	12,380	8,533
Diluted	12,879	8,700	12,571	8,667

Cash dividends per common share	$0.085	$0.076	$0.161	$0.148

CONTACT:	GB&T Bancshares, Inc.
Gregory L. Hamby, EVP and CFO,
+1-678-450-3369,
ghamby@gbt.com,

W. Michael Banks, Senior Vice President,
+1-678-450-3480
mbanks@gbt.com